Exhibit 10.2

                Hayes Lemmerz Critical Employee Retention Plan

o Introduction. Hayes Lemmerz International, Inc., along with 30 of its direct and indirect domestic subsidiaries and one foreign subsidiary (Industrias Fronterizas HLI, S.A. de C.V.) (collectively, "Hayes"), currently is pursuing a restructuring of its financial obligations through chapter 11 proceedings and the expected confirmation of a plan of reorganization or sale of all or substantially all of Hayes' assets and operations (the "Restructuring"). In connection with the Restructuring, Hayes has developed a critical employee retention program (the "Retention Program"), which will compensate certain critical employees in order to assure their retention and availability to Hayes during the Restructuring. Hayes anticipates that the Retention Plan will have two components: (1) retention bonuses that would reward critical employees who remain with Hayes (and certain affiliates of Hayes that are not directly involved in the Restructuring) during and through the completion of the Restructuring ("Retention Bonuses"); and (2) incentive bonuses that would reward the most senior critical employees if Hayes' enterprise value upon completion of the Restructuring exceeds an established baseline ("Restructuring Performance Bonuses").

o Critical Employees. Hayes expects that approximately 86 critical employees would participate in the Retention Program. Such employees are divided into two tiers. The first tier ("Tier One") consists of Hayes' Chief Executive Officer (the "CEO"), 10 officers that report directly to the CEO, and 2 director level positions in Europe (collectively, the "Tier One Participants"). The second tier consists of approximately 21 Plant Managers, 42 Directors and 10 other critical employees (the "Tier Two Participants," and collectively with the Tier One Participants, the "Participants"). The Participants are considered by Hayes to be absolutely essential to its Restructuring efforts. Specifically, these employees possess unique or critical knowledge of Hayes' businesses and the automotive supply industry. Such institutional knowledge, which could not readily be replaced on the open market, is necessary not only to secure Hayes' ongoing business enterprise, but also to assure the successful completion of the Restructuring.

o Retention Bonuses. Retention Bonuses are designed to encourage Participants to remain with Hayes by providing cash bonuses to Participants who remain in Hayes' employ during and throughout the Restructuring. The Retention Bonuses for Participants would be equal to (a) between forty-two percent (42%) to eighty percent (80%) of a Participants' base salary with respect to Tier Two Participants, and
         (b) between eighty percent (80%) to two hundred percent (200%) of base salary for Tier One Participants. A Retention Bonus shall be in addition to any other compensation that a Participant may otherwise be entitled to receive; provided, however, that a Retention Bonus shall be reduced by the amount of any retention bonuses covering the same period that a Participant may have received pursuant to an employment agreement. Accordingly, a Tier One Participant, other than the CEO, would be entitled to receive a Retention Bonus equal to 120% of his annual salary, less the amount of any retention bonus for the same period such Participant received pursuant to an employment agreement. Retention Bonuses would be paid upon consummation of the Restructuring (the "Effective Date"), provided, however, that 35% of a Participants' Retention Bonus will be payable on October 1, 2002, if the Effective Date has not occurred as of such date. The maximum possible aggregate amount of Retention Bonuses is approximately $8.5 million (exclusive of reductions for retention bonuses pursuant to employment agreements).

o Restructuring Performance Bonuses. Restructuring Performance Bonuses are designed to encourage Tier One Participants to generate increased Total Enterprise Value ("TEV") during the Restructuring by paying bonuses of cash or equity upon the completion of the Restructuring. Restructuring Performance Bonuses are intended to replace the stock options that Tier One Participants otherwise would have received under Hayes long term incentive plan but for the occurrence of events leading to the need for the Restructuring. The aggregate amount of Restructuring Performance Bonuses payable to the Tier One Participants would be equal to between 0.23% to 2.34%, determined pursuant to the chart set forth as Exhibit A attached hereto, of Hayes' TEV determined by Hayes' financial advisors as of the Effective Date (or acquisition value in the event of a change in control)(1) or such valuation as may be determined by the Court if different than the value proffered by Hayes' financial advisors; provided that Hayes' TEV as of the Effective Date equals or exceeds a baseline of $900 million. The aggregate amount of Restructuring Performance Bonuses shall be capped at $37.5 million. Restructuring Performance Bonuses would be paid to Tier One Participants as soon as reasonably practicable after the Effective Date pursuant to the allocation attached hereto as Exhibit B, which shall be confidential and, if necessary, filed under seal with the Court; provided, however, that the amount of any Restructuring Performance Bonus for a Tier One Participant shall be reduced by (1) the amount of any Retention Bonus received by or owed to such Participant, and/or (2) any retention bonus covering the same period that such Participant received pursuant to an employment agreement.


-------------------

(1) Such valuation shall be (a) adjusted to reflect the sale of any of Hayes' assets or operations during the Restructuring, (b) exclusive of Restructuring costs, and (c) consistent with the estimated value ascribed to Hayes' enterprise in a plan of reorganization.

----------------

o Equity Conversion Option. Up to 70% of the amount by which a Restructuring Performance Bonus exceeds a Participant's Retention Bonus may be paid in restricted shares or units ("Restricted Shares") of any common stock of Hayes that is issued pursuant to a confirmed plan of reorganization in connection with the Restructuring (the "Equity Conversion Option"), if, within twenty (20) business days after the Effective Date, Hayes Board of Directors, at its sole discretion, elects to exercise the Equity Conversion Option. The exact maximum percentage that may be payable in Restricted Shares is determined as set forth on Exhibit C attached hereto. In the event of such an election, the amount of Restructuring Performance Bonus to which a Participant is entitled to receive in cash shall be reduced by the estimated value of any Restricted Shares distributed to such participant as determined by Hayes' financial advisors (with such valuation to be consistent with the estimated value ascribed to any similar equity issuances that may be distributed to Hayes' creditors or interest holders on the Effective Date). The aggregate amount of any Restricted Shares granted to a Participant shall vest as follows: one-third on the later of ninety (90) days after the Effective Date or the first date upon which the average trading price(2) for any consecutive ten (10) trading-day period of any common stock of Hayes issued pursuant to a plan of reorganization is 80% or greater of the value ascribed to such securities in the plan of reorganization (the "Minimum Valuation Date"), one third on the later of the Minimum Valuation Date or the first anniversary of the Effective Date, and one-third on the later of the Minimum Valuation Date or the second anniversary of the Effective Date; provided that any such Restricted Shares shall vest on the third anniversary of the Effective Date to the extent they have not previously vested; provided further that the Participant continues to be employed by Hayes as of such dates; provided further that the Restricted Shares of Participants who are terminated after the Effective Date without Cause or who resign with Good Reason, or who cease to be employed by reason of death, disability or retirement pursuant to Hayes' existing policies and procedures, shall immediately vest. The Equity Conversion Option shall not apply to Tier One Participants terminated prior to the Effective Date.


-------------------

(2) The trading price for a particular trading-day shall be determined by using the average of the high and low trading price for such trading-day.

--------------

o Termination. Any Participant who is terminated for Cause or voluntarily leaves Hayes' employment without Good Reason prior to the Effective Date automatically will forfeit such Participant's right to any payment under the Retention Plan. In the event a Participant is terminated prior to the Effective Date without Cause or resigns for Good Reason, Hayes shall pay such Participant (1) at termination, a pro-rated amount of such Participant's Retention Bonus (as calculated above), less 50% of the amount such Participant receives under the Hayes Lemmerz Severance Pay Plan or any other severance arrangements, provided that a Participant shall be entitled to receive at least 50% of his/her pro-rated Retention Bonus, and (2) if such Participant is a Tier One Participant, as soon as reasonably practicable after the Effective Date, a pro-rated share of such Participant's Restructuring Performance Bonus, if any. Upon the confirmation of a Participant's death, total disability or retirement pursuant to Hayes' existing policies and procedures prior to the Effective Date, Hayes will pay such Participant or such Participant's estate, as the case may be,
         (1) a pro-rated amount of such Participant's Retention Bonus, and (2) if such Participant is a Tier One Employee, as soon as reasonably practicable after the Effective Date, a pro-rated share of such Participant's Restructuring Performance Bonus, if any. A pro-rated Retention Bonus or Restructuring Performance Bonus, if any, shall be in proportion to the ratio determined by dividing (1) the number of days from and after December 5, 2001 (the "Petition Date") up to and including either (a) the Participant's last day as an employee of Hayes or (b) the date of a Participants's death, total disability or retirement, as the case may be, by (2) (a) with respect to a Retention Bonus, the lesser of 540 days or the actual number of days between the Petition Date and the Effective Date, if the Effective Date is known or reasonably anticipated as of the Participant's last day as an employee of Hayes, or (b) with respect to a Restructuring Performance Bonus, the actual number of days between the Petition Date and the Effective Date.

         For purposes of the Retention Plan, "Cause" means the Participant's
         (1) continuing failure substantially to perform his/her duties, after notice and an opportunity to cure; (2) failure to observe all material Hayes' policies applicable to Hayes' employees generally, after notice and an opportunity to cure; (3) negligence (after notice and an opportunity to cure), or reckless or willful misconduct, in the performance of his/her duties to Hayes; (4) commission of any act of fraud, embezzlement, misappropriation, or dishonesty against Hayes, its creditors, or shareholders; (5) indictment with respect to any felony or offense involving dishonesty or moral turpitude; or (6) material breach of the terms of any written agreement between the Participant and Hayes. "Good Reason" means (1) a material reduction in salary, unless such reduction occurs with respect to all or substantially all of Hayes' similarly situated employees; (2) a material reduction in duties or responsibilities, or a demotion in rank; and (3) relocation of the Participant's principal place of employment outside the Michigan counties of Wayne, Oakland, Macomb and Washtenaw, except for employees in Hayes' field organization who are requested to relocate in the ordinary course of business; provided, however, that Good Reason shall not include the appointment of a chapter 11 trustee or examiner in Hayes' chapter 11 cases, the dismissal of such cases, or the conversion of such cases to cases under chapter 7 of the Bankruptcy Code.

o Vacancies in Critical Positions. If the position held by a Participant becomes vacant prior to the successful completion of the Restructuring and Hayes promotes a current employee or hires a new employee into that position, Hayes will offer the promoted employee a pro-rated amount of the bonuses available hereunder for the Participant previously holding that position.

o Assurances of Payment. Hayes will take such action as may be reasonably required to assure payment of the bonuses under the Retention Plan. Hayes shall seek Court authority to implement the Retention Plan as soon as practicable and will seek to have all unpaid bonuses thereunder treated as administrative claims in the Restructuring.

                                                                     EXHIBIT A
                                                                     ---------


             Aggregate Amount of Restructuring Performance Bonuses
             -----------------------------------------------------

    ($ in millions)

         Total Enterprise Value                 Percentage of Distribution
         ----------------------                 --------------------------
              $900 - $949                                 0.23%
              $950 - $999                                 0.34%
             $1000 - $1049                                0.45%
             $1050 - $1099                                0.62%
             $1100 - $1149                                0.79%
             $1150 - $1199                                0.96%
             $1200 - $1249                                1.13%
             $1250 - $1299                                1.35%
             $1300 - $1349                                1.58%
             $1350 - $1399                                1.80%
             $1400 - $1449                                2.03%
             $1450 - $1499                                2.20%
             $1500 - $1549                                2.25%
             $1550 - $1599                                2.30%
             $1600 - $1649                                2.34%

                                                                   EXHIBIT B



                  Restructuring Performance Bonus Allocation
                  ------------------------------------------





                                 CONFIDENTIAL
                                 ============

                                                                   EXHIBIT C



                     Maximum Equity Conversion Percentage
                     ------------------------------------


           Length of Time from                        Maximum Percentage
     Petition Date to Effective Date            Payable in Restricted Shares
     -------------------------------            ----------------------------

             <= 24 months                                    50%
          > 24 and <= 30 months                              60%
               > 30 months                                   70%